Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Western Alliance Bancorporation, of our reports dated March 4, 2015, with respect to the consolidated balance sheets of Bridge Capital Holdings and Subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014 which reports appear in the Annual Report on Form 10-K of Bridge Capital Holdings for the year ended December 31, 2014.

Palo Alto, California

April 17, 2015